Exhibit 99.1

Covanta Holding Corporation Names Danielle Pletka and Michael W. Ranger to Board of Directors

Morristown, N.J., September 22, 2016 – Covanta (NYSE: CVA), a leading provider of sustainable waste and energy solutions, today announced the additions of Danielle Pletka and Michael W. Ranger to its Board of Directors.

Ms. Pletka, an expert in international affairs and national security matters, is senior vice president of foreign and defense policy studies at the American Enterprise Institute (AEI), a leading public policy research organization. Prior to joining AEI, she served as a longtime senior staff member for the United States Senate Committee on Foreign Relations.

Mr. Ranger is co-founder and senior managing director of Diamond Castle Holdings, LLC, a private equity investment firm focusing on energy and power, healthcare, financial services and other diversified industries. He has more than 30 years of experience in the energy and power sector.

“We are delighted to enhance the depth of our board with these highly accomplished individuals,” said Sam Zell, Covanta’s Chairman. “I am confident that Danielle’s global policy expertise and Michael’s industry perspective and strategic insights will provide important contributions to our efforts to grow the business and create long-term value for our shareholders.”

About Covanta

Covanta is a world leader in providing sustainable waste and energy solutions. Annually, Covanta’s modern Energy-from-Waste facilities safely convert approximately 20 million tons of waste from municipalities and businesses into clean, renewable electricity to power one million homes and recycle approximately 500,000 tons of metal. Through a vast network of treatment and recycling facilities, Covanta also provides comprehensive industrial material management services to companies seeking solutions to some of today’s most complex environmental challenges. For more information, visit covanta.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta Holding Corporation and its subsidiaries (“Covanta”) or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. For additional information see the Cautionary Note Regarding Forward-Looking Statements in the Company’s 10-K, previously filed with the Securities and Exchange Commission.

Contact

Media

James Regan

862-345-5216

jregan@covanta.com

Investors

Alan Katz

862-345-5456

IR@covanta.com